Exhibit 99.1

CRM Holdings, Ltd. Receives Notice From Healthcare Industry Trust of New York of Potential Voluntary Termination

HAMILTON, Bermuda, Sept. 17 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd. ("CRM" or "the Company") (Nasdaq: CRMH - News), a leading provider of a full range of products and services for the workers' compensation insurance industry, said today that it has been notified by the Board of Trustees ("the Board") of the Healthcare Industry Trust of New York ("HITNY") that the Board has voted to solicit HITNY's membership for the voluntary termination of HITNY, effective 60 days after member votes are tallied. Termination requires an approval of two-thirds of HITNY's active members. If approved, the program will terminate on or about November 30, 2007.

The Board's decision to terminate stems from several factors that, when combined, would make remediation from underfunded to funded status difficult. The factors include a significant reduction in the workers' compensation rates set by the New York State Workers' Compensation Board that are attributable to the healthcare industry, increased competitive market pricing pressure, past and anticipated member attrition, regulatory restrictions on discounts offered to the members, and regulatory restrictions against adding new members. The Board believes these issues indicate that it is more likely than not that the viability of HITNY going forward will be compromised.

"We are disappointed that HITNY, which has been a major option for workers' compensation risk management for many brokers and their healthcare clients, was faced with this difficult set of circumstances," said Mr. Daniel G. Hickey Jr., CRM's Chairman and CEO. "We at CRM have been in the business of providing reliable and responsible workers' compensation risk management services and solutions for our broker customers since our foundation. We will continue to support and offer workers' compensation insurance solutions in the healthcare market in every state in which we operate. And we will do so in a measured and prudent fashion. Our primary insurance company, Majestic, which has been approved to write workers' compensation in New York, is able to offer a standard insurance product for all viable risks, including those HITNY members in good standing."

Despite the potential termination of HITNY, management reconfirms its current fiscal year 2007 guidance of between $1.10 per share and $1.20 per share. The Company anticipates that any impact on earnings from HITNY's termination will be offset by other business activities, but cannot provide any assurances that it will achieve such plans, intentions or expectations.

About CRM Holdings, Ltd.
CRM Holdings, Ltd. is a provider of workers' compensation insurance products. Its main business activities include providing fee-based management and other services to workers' compensation self-insured groups and, beginning in November 2006, the offering of a traditional workers' compensation insurance product. The Company provides its fee-based management services to self-insured groups in New York and California. It provides its traditional workers' compensation insurance coverage primarily to employers in California but also has active operations in Alaska, Arizona, Nevada, Oregon, Washington and, starting on April 1, 2007, New Jersey. CRM is a provider of reinsurance and excess workers' compensation coverage to the self-insured groups it manages as well as other qualified self-insured entities. Further information can be found on the CRM website at http://www.CRMHoldingsLtd.bm.

    CRMH-G

     Contact Information:
     Mark Collinson
     CCG Investor Relations
     10960 Wilshire Blvd, Ste. 2050
     Los Angeles, CA  90024
     (310) 231-8600, ext. 117

Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as "may," "will," "should," "expect," "scheduled," "plan," "seek," "intend," "anticipate," "believe," "estimate," "aim," "potential," or "continue" or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

     -- The cyclical nature of the insurance and reinsurance industry;
     -- Premium rates;
     -- Investment results;
     -- Regulatory changes;
     -- The estimation of loss reserves and loss reserve development;
     -- Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
     -- The occurrence and effects of wars and acts of terrorism;
     -- The effects of competition;
     -- The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
     -- Failure to retain key personnel;
     -- Economic downturns; and
     -- Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

Source: CRM Holdings, Ltd.